Carolina Trust BancShares, Inc. 8-K

Exhibit 99.1

News Release

Contact:

Jerry L. Ocheltree

President and CEO

Carolina Trust BancShares, Inc.

(704) 735-1104

Carolina Trust BancShares, Inc. Reports
Fourth Quarter 2016 Diluted Earnings per Share of $0.07

LINCOLNTON, N.C., January 27, 2017 (GLOBE NEWSWIRE) -- Carolina Trust BancShares, Inc. (NASDAQ - CART) announced today its financial results for the fourth quarter that ended December 31, 2016 (“4Q 2016”). Carolina Trust BancShares, Inc. (the “Company”), the bank holding company for its subsidiary, Carolina Trust Bank (the “Bank”), earned net income of $382,000 in 4Q 2016 as compared to $91,000 for the same period in 2015 (“4Q 2015”), representing an increase of 320%, or $291,000. The Company’s net income for 4Q 2016 was also a 349% increase from the $85,000 in net income previously reported for the quarter ended September 30, 2016 (“the linked quarter”). After deducting the Bank’s preferred stock dividends, net income available to common stockholders in 4Q 2016 was $335,000, a 915% increase from the 4Q 2015 amount, $33,000, and a 1,141% increase from the linked quarter figure, $27,000.

Diluted earnings per share for 4Q 2016 were $0.07, as compared to $0.01 for the same period last year. Annualized return on average total assets was 0.40%, and annualized return on average common shareholder’s equity was 4.55% for 4Q 2016. The 4Q 2016 annualized return on average assets was higher than both 4Q 2015 and the linked quarter at 0.11% and 0.09%, respectively. Similarly, the 4Q 2016 annualized return on average common equity was higher than both 4Q 2015 at 0.46% and the linked quarter at 0.37%.

The $291,000 earnings increase from 4Q 2015 to 4Q 2016 was driven primarily by an adjustment to deferred taxes in 2015 that increased income tax expense by $179,000 in 4Q 2015. This adjustment was related to net operating loss deductions for which the carry forward loss period on tax returns expired. Other items that contributed to or offset the improved net income in 4Q 2016 as compared to 4Q 2015 include the following:

•	Foreclosed asset expenses decreased by $168,000, or $106,000, net of income tax, which can be attributed to a decline in the balance of foreclosed properties from $1,994,000 to $1,011,000 over the past 12 months.
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Exhibit 99.1

•	Salaries and benefit expenses related to the Bank’s Supplemental Executive Retirement Plan (“SERP”) decreased by $93,000, or $59,000, net of income tax. In December 2015, the Bank decreased the SERP discount rate, resulting in an increase to the accrued liability and additional expense in 4Q 2015 results.
•	Partially offsetting the additional income was an increase in data processing expenses of $70,000, or $44,000, net of income tax. Most of this increase was due to expenses related to upgrading our core banking system that totaled $62,000. Additional expenses are expected to be incurred until April 2017, the anticipated project completion date.

The 4Q 2016 and 4Q 2015 results included negative provisions for loan losses of $149,000 and $100,000, respectively. Various positive factors, such as continued low loan loss experience, affecting the general allowance for performing loans resulted in a lower allowance for loan losses during both periods.

Net interest income decreased by $47,000, comparing 4Q 2016 to 4Q 2015 but increased by $34,000 compared to the linked quarter. Comparing the 4Q periods, interest expenses rose $237,000, which exceeded the growth in interest income of $189,000. The increase in interest expense from 4Q 2015 to 4Q 2016 was attributed to subordinated debt that was issued by the Company in October 2016. Interest expense on subordinated debt in 4Q 2016 totaled $166,000. The increase in interest income was attributable to loan growth, as average loans outstanding grew by $19 million, or 7%, from 4Q 2015 to 4Q 2016. The weighted average contractual rate on loans at December 31, 2016 was 4.82% as compared to both 4.84% at September 30, 2016 and 4.95% at December 31, 2015.

Noninterest expense decreased by $207,000, or 6%, from 4Q 2015 to 4Q 2016, and was due mostly to the decreases in foreclosed asset expense and the SERP accrual, which were partially offset by an increase in data processing expenses as discussed above. Compared to the linked quarter, noninterest expense was down by 1%.

Jerry L. Ocheltree, President and Chief Executive Officer stated, “Thanks to our teamwork at Carolina Trust BancShares, Inc. and our subsidiary bank, Carolina Trust Bank, we are happy to report net income available to our common shareholders of $335,000 for the fourth quarter and $1.1 million for the year, both of which were significantly higher than 2015.  In addition to net income, our accomplishments in 2016 included formation of a holding company, issuing $10 million in subordinated debt, redemption of preferred stock with a 9% coupon, 6% loan growth, and 12% deposit growth.  In 2016 we were active in building our branch network and in taking steps to be more efficient.  We received approval and are in the process of converting our Mooresville, N.C. loan production office to a full-service branch.  We’ve nearly completed construction of our new Hickory, N.C. branch, where we will be relocating from a leased facility in February. We look forward to serving clients in this open floor plan where our service representatives will stand beside customers in providing traditional teller services from “teller pods” and can easily move to an office for more privacy to discuss accounts and bank services.  In the Lincolnton, N.C. area where we have three branches, we began the process of consolidating our Boger City branch into our main office.

We look forward to serving our customers and returning profits to our shareholders in 2017 after accomplishing the goals set out in our previous three-year strategic plan.  In December, the board and management worked together to lay groundwork for our new three-year strategic plan for growth, operations, profitability, and capital planning.

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Exhibit 99.1

Set forth below are certain selected financial items for the quarter ended December 31, 2016:

•	Pre-tax earnings of $596,000, an increase of $189,000 or 46% compared to 4Q 2015.
•	Increase in loans of $7.1 million (“mm”) or 9%, annualized, during 4Q 2016.
•	Decrease in deposits of $4.4 mm or 5%, annualized, during 4Q 2016.
•	Total nonperforming assets (“NPAs”) decreased to $3.9 mm from $4.5 mm at September 30, 2016. The NPAs as a percentage of total assets decreased from 1.20% at September 30, 2016 to 1.04% at December 31, 2016. The fourth quarter decrease was primarily due to a partial charge-off of $200,000 on one commercial and industrial loan, repayments totaling $171,000 from two loans, and a loan with a balance of $119,000 that was upgraded to accruing status after the borrower paid the past due balance and continued making timely payments.
•	The ratio of allowance for loan and lease losses (“ALLL”) to total loans decreased by 12 basis point from 1.22% at September 30, 2016 to 1.10%. This decrease is attributable to a lower allowance for the pools of performing loans due to overall improvement in the Bank’s charge-off history and other factors that affect the estimate of probable losses inherent in the loan portfolio.
•	The classified asset ratio for the Bank at December 31, 2016 was 18% and was an improvement from 29% at September 30, 2016.
Bank’s Classified asset ratio	=	[classified loans and other real estate]
[Bank tier 1 capital and allowance for loan losses]
Classified loans	=	loans that are risk-graded as substandard, doubtful or loss

CAPITAL LEVELS

Capital for the Bank exceeded “well-capitalized” thresholds for each of the four primary capital levels monitored by state and federal regulators. As of December 31, 2016, the Bank’s common equity tier 1 capital ratio was 11.40%; the tier 1 capital ratio was 11.40%; the total capital ratio was 12.46%; and the tier 1 leverage ratio was 9.64%. The total risk-based capital ratio for the Company is marginally higher than the Bank’s ratio due to $0.8 mm of proceeds from the issue of subordinated debt that was retained at the Company. The subordinated debt qualifies as tier 2 capital for the Company. The Company issued $9.6 million in subordinated debt, net of issuance costs, during the fourth quarter and invested $8.8 million of those proceeds in the Bank’s common stock, which qualifies as tier 1 capital for the Bank.

NET INTEREST INCOME

Net interest income was $3,308,000 in 4Q 2016, down slightly from $3,355,000 in 4Q 2015 but up from $3,274,000 in the linked quarter. The net interest margin (“NIM”) for 4Q 2016 was 3.63%, down 61 basis points (“bp”) from 4.24% for the same period last year. The margin compression was due primarily to the increase in lower yielding overnight funds, as part of a strategy to add liquidity in early 2016. Securities that were called or sold during the last three quarters were replaced by lower yielding securities. The subordinated debt funding in October 2016 also contributed to the margin compression. Compared to the linked quarter, NIM decreased by 4 bp, which was primarily due to the subordinated debt proceeds that were invested in short term investments.

The yield on loans was 5.09% for 4Q 2016 as compared to 5.00% for 4Q2015 and 4.98% for the linked quarter. The 4Q 2016 yield benefited from $57,000 in recoveries of interest on two loans that previously on nonaccrual status. Late fees collected from borrowers, which are included in loan interest income, increased in 4Q 2016 as compared to 4Q 2015 and the linked quarter by $15,000 and $18,000, respectively. The cost of funds for all deposits and borrowings for 4Q 2016 was 0.96%, as compared to 0.80% for 4Q 2015 and 0.82% for the linked quarter. Excluding the subordinated debt interest expense, the cost of funds for 4Q 2016 was 0.79%.

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Exhibit 99.1

NONINTEREST INCOME

For 4Q 2016, noninterest income was $282,000, a decrease of $20,000 or 7% when compared to 4Q 2015, as overdraft fee income declined by $21,000. The ratio of noninterest income to average assets was 0.29%, annualized, as compared to 0.36% a year ago and 0.38% in the linked quarter. The linked quarter income included $55,000 from a gain on sale of an investment security.

NONINTEREST EXPENSE

Noninterest expense for 4Q 2016 totaled $3,143,000, down $207,000 or 6% as compared to the $3,350,000 recorded for 4Q 2015. This decrease was attributed mostly to higher 4Q 2015 foreclosed asset expenses and accruals for the SERP, as discussed above.

•	The ratio of noninterest expense to average assets was 3.28%, down from both 3.98% for the 4Q 2015 and 3.45% for the linked quarter.

About Carolina Trust BancShares, Inc.
Carolina Trust BancShares, Inc. is a bank holding company and the parent company of Carolina Trust Bank.  Carolina Trust Bank is a full service, state-chartered bank headquartered in Lincolnton, N.C., operating nine full service branches in Lincoln, Catawba, Gaston and Rutherford Counties in western North Carolina and a loan production office in Mooresville, N.C.

Caution Regarding Forward-Looking Statements: This news release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Carolina Trust BancShares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Exhibit 99.1

Carolina Trust BancShares, Inc.
Selected Financial Highlights

Dollars in thousands, except per share data

	Unaudited 12/31/16	Unaudited 9/30/16	Unaudited 6/30/16	Unaudited 3/31/16	(a) 12/31/15
Balance Sheet Data:
Total Assets	$374,917	$372,169	$373,955	$372,746	$334,049
Total Deposits	318,665	323,041	323,418	320,689	284,794
Total Loans	308,492	301,420	293,157	297,746	292,362
Reserve for Loan Loss	3,393	3,687	3,541	3,521	3,723
Total Stockholders’ Equity	29,013	31,711	31,768	31,043	30,464

(a)       Note: Derived from audited financial statements

Carolina Trust BancShares, Inc.
Comparative Income Statements
For the Three Months Ended

	Unaudited 12/31/16	Unaudited 12/30/15	Variance $	Variance %
Income and Per Share Data:
Interest Income	$4,146	$3,956	$190	5%
Interest Expense	838	601	237	39%
Net Interest Income	3,308	3,355	(47)	(1%)
Provision for (recovery of) Loan Loss	(149)	(100)	(49)	49%
Net Interest Income After Provision	3,457	3,455	2	0%
Non-interest income	282	302	(20)	(7%)
Non-interest expense	3,143	3,350	(207)	(6%)
Income Before Taxes	596	407	189	46%
Income Tax Expense	214	316	(102)	(32%)
Net Income	382	91	291	320%
Preferred Stock Dividend	47	58	(11)	(19%)
Net Income Available to Common Shareholders	$335	$33	$302	915%

Net Income Per Common Share:
Basic	$0.07	$0.01
Diluted	$0.07	$0.01
Average Common Shares Outstanding:
Basic	4,650,563	4,645,997
Diluted	4,703,681	4,692,203

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Exhibit 99.1

Carolina Trust BancShares, Inc.
Comparative Income Statements
For the year ended

Dollars in thousands, except per share data

	Unaudited 12/31/16	Unaudited 12/31/15	Variance $	Variance %
Income and Per Share Data:
Interest Income	$16,222	$14,905	$1,317	9%
Interest Expense	2,872	2,311	561	24%
Net Interest Income	13,350	12,594	756	6%
Provision for (recovery of) Loan Loss	(27)	(270)	243	(90%)
Net Interest Income After Provision	13,377	12,864	513	4%
Non-interest income	1,229	1,109	120	11%
Non-interest expense	12,388	11,751	637	5%
Income Before Taxes	2,218	2,222	(4)	0%
Income Tax Expense	877	1,164	(287)	(25%)
Net Income	1,341	1,058	283	27%
Preferred Stock Dividend	222	234	(12)	(5%)
Net Income Available to Common Shareholders	$1,119	$824	$295	36%

Net Income Per Common Share:
Basic	$0.24	$0.18
Diluted	$0.24	$0.18
Average Common Shares Outstanding:
Basic	4,649,405	4,645,408
Diluted	4,697,765	4,685,814

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Exhibit 99.1

Carolina Trust BancShares, Inc.

Quarterly Income Statement

Dollars in thousands, except per share data

	For the three months ended:
Income and Per Share Data:	Unaudited 12/31/16	Unaudited 9/30/16	Unaudited 6/30/16	Unaudited 3/31/16	Unaudited 12/31/15
Interest Income	$4,146	$3,966	$4,083	$4,027	$3,956
Interest Expense	838	692	704	638	601
Net Interest Income	3,308	3,274	3,379	3,389	3,355
Provision for (recovery of) Loan Loss	(149)	202	—	(80)	(100)
Net Interest Income After Provision	3,457	3,072	3,379	3,469	3,455
Non-interest income	282	349	312	286	302
Non-interest expense	3,143	3,172	2,968	3,105	3,350
Income Before Taxes	596	249	723	650	407
Income Tax Expense	214	164	266	233	316
Net Income	382	85	457	417	91
Preferred Stock Dividend	47	58	58	59	58
Net Income Available to Common Shareholders	$335	$27	$399	$358	$33

Net Income Per Common Share:
Basic	$0.07	$0.01	$0.09	$0.08	$0.01
Diluted	$0.07	$0.01	$0.08	$0.08	$0.01
Average Common Shares Outstanding:
Basic	4,650,563	4,650,221	4,649,558	4,649,558	4,645,997
Diluted	4,703,681	4,699,895	4,696,133	4,697,539	4,692,203

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Exhibit 99.1

Carolina Trust BancShares, Inc.

Selected Financial Highlights

Dollars in thousands, except per share data

	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Capital Ratios:
Common equity tier 1 capital ratio*	11.40%	8.88%	9.19%	8.59%	8.67%
Tier 1 capital ratio*	11.40%	9.50%	9.83%	9.16%	9.10%
Total capital ratio*	12.46%	10.69%	11.01%	10.29%	10.30%
Tier 1 leverage ratio*	9.64%	8.00%	8.03%	8.27%	8.48%

Tangible Common Equity (b)	$28,896	$29,001	$29,043	$28,304	$27,710
Common Shares Outstanding	4,650,808	4,650,558	4,649,558	4,649,558	4,646,225
Book Value per Common Share	$6.24	$6.26	$6.28	$6.12	$6.00
Tangible Book Value per Common Share (b)	$6.21	$6.24	$6.25	$6.09	$5.96

Performance Ratios (annualized):
Return on Average Assets	0.40%	0.09%	0.49%	0.48%	0.11%
Return on Average Common Equity	4.55%	0.37%	5.57%	5.08%	0.46%
Net Interest Margin	3.63%	3.67%	3.83%	4.11%	4.24%

Asset Quality:
Delinquent Loans (30-89 days)	$1,420	$1,439	$1,449	$588	$1,141
Delinquent Loans (90 days or more and accruing)	$247	$175	$0	$0	$117
Non-accrual Loans	$2,628	$3,403	$1,739	$2,100	$2,047
OREO and repossessed property	$1,011	$881	$1,234	$1,800	$1,994
Total Nonperforming Assets	$3,886	$4,459	$2,973	$3,900	$4,158

Restructured Loans	$4,616	$4,670	$4,736	$4,807	$4,853

Nonperforming Assets / Total Assets	1.04%	1.20%	0.80%	1.05%	1.24%
Nonperforming Assets / Equity Capital & ALLL	11.99%	12.60%	8.42%	11.28%	12.16%
Allowance for Loan Losses / Nonperforming Assets	87.32%	82.68%	119.11%	90.28%	89.55%
Allowance for Loan Losses / Total Loans	1.10%	1.22%	1.21%	1.18%	1.27%
Net Loan Charge-offs (recoveries)	$145	$56	($20)	$122	$1
Net Loan Charge-offs (recoveries) / Average Loans (annualized)	0.19%	0.07%	(0.03%)	0.17%	0.00%

Note: Financial information is unaudited.

(*) Note: Capital Ratios are reported for Carolina Trust Bank reported to the Federal Financial Institutions Examination Council on Form FFIEC 041.

(b)	Note
Reconciliation of non-GAAP to GAAP:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15

Stockholders’ equity (GAAP)	$29,013	$31,711	$31,768	$31,043	$30,464
Less: Preferred stock	-0-	2,580	2,580	2,580	2,580
Less: Core deposit intangible	117	130	145	159	174
Tangible Common Equity (non-GAAP)	28,896	29,001	29,043	28,304	27,710
Common shares outstanding	4,650,808	4,650,558	4,649,558	4,649,558	4,646,225
Tangible Book Value per Common Share (non-GAAP)	$6.21	$6.24	$6.25	$6.09	$5.96

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